EXHIBIT 99.1

CROWN MEDIA HOLDINGS ANNOUNCES OPERATING RESULTS

FOR THIRD QUARTER OF 2012

STUDIO CITY, CA — November 1, 2012 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the three and nine months ended September 30, 2012.

Operating Highlights

•                  Strong Operating and Financial Results. Adjusted EBITDA increased 32% to $31.3 million for the quarter ended September 30, 2012 compared to the same period last year, due to a 4% increase in total revenues combined with an 8% decrease in programming costs and marketing reductions for the quarter.

•                  Completed 2012/2013 Upfront Negotiations. We have concluded our 2012/2013 Upfront negotiations (fourth quarter of 2012 through third quarter of 2013), securing double digit increases in total Upfront sales versus a year ago. CPM (cost per thousand impressions) increases were locked in at mid-single digits, with first-time advertisers paying over 22% higher CPMs than the incumbent average.

•                  Solid Scatter Pricing Increases for Hallmark Channel and Hallmark Movie Channel. Both Hallmark Channel and Hallmark Movie Channel secured scatter pricing above CPM  increases previously secured in the 2011/2012 Upfront. Hallmark Channel’s scatter CPMs are up 53% while Hallmark Movie Channel’s scatter CPMs are up 51% compared to the 2011/2012 Upfront.

•                  Hallmark Movie Channel Continues Growth in Key Demo. Hallmark Movie Channel’s October 13th premiere of “The Seven Year Hitch” — the network’s final original movie of 2012 — reached a new high for the network as its most watched original premiere among women 25-54 to-date according to Nielsen.

•                  Ratings Successes for Hallmark Channel. According to Nielsen, the September 8th premiere of Hallmark Channel’s original movie, “Puppy Love”, was highest rated original premiere for 2012 to-date and the #1-rated ad-supported cable movie of the day and the week. That entire week, September 3rd through 9th, marked the network’s 2nd highest week of the year among women 25—54 in primetime. This upward trend continued into the following week, September 10th — 16th, which became the network’s 2nd highest week of the year among women 25-54 for total day delivery.

“Crown Media saw a positive third quarter with solid increases in EBITDA and advertising revenue,” said Bill Abbott, President and CEO of Crown Media Family Networks. “During the third quarter, our family-friendly programming continued to be of high value to advertisers and viewers despite strong competition from the Summer Olympics. The September 8th premiere of Hallmark Channel original movie, “Puppy Love”, was the network’s highest rated original premiere for 2012 to-date while Hallmark Movie Channel’s October 13th premiere of “The Seven Year Hitch” was the most watched original premiere among women 25-54 in the network’s history. We are confident in our ability to capitalize on the strength of our brand during the upcoming holiday season and look forward to our holiday programming schedule, and to achieving our fourth quarter revenue goals.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported revenue of $77.1 million for the third quarter of 2012, a 4% increase from $74.0 million for the third quarter of 2011. Advertising revenue increased 3% to $57.7 million from $56.0 million in the third quarter of 2011. Advertising revenue from the Hallmark Movie Channel increased 33% from $7.8 million for the three months ended September 30, 2011, to $10.4 million for the three months ended September 30, 2012 due to audience growth. Subscriber fee revenue increased 7% to $19.3 million from $18.0 million in the third quarter of 2011 due to contractual rate increases.

Crown Media reported revenue of $247.6 million for the nine months ended September 30, 2012, an 11% increase from $223.8 million for the nine months ended September 30, 2011. Advertising revenue increased 11% to $188.1 million during the nine months ended September 30, 2012, from $169.6 million during the nine months ended September 30, 2011. Subscriber fee revenue increased 9% to $59.0 million, from $53.9 million in the prior year’s period.

For the third quarter of 2012, cost of services decreased 7% to $33.0 million from $35.5 million during the same quarter of 2011. Within cost of services, programming expenses decreased 8% quarter over quarter to $29.7 million due to the expiration of a number of programming license agreements.

For the nine months ended September 30, 2012, cost of services decreased 1% to $108.4 million from $109.7 million during the same period of 2011. Within cost of services, programming expenses decreased $2.3 million to $98.4 million.  Other cost of services including amortization of capital leases increased 11% from $9.0 million to $10.0 million for the nine months ended September 30, 2012. The Company’s residual expense increased $1.4 million due to the usage of original programming.

Selling, general and administrative expense increased 2% to $13.7 million for the third quarter of 2012 from $13.5 million during the same quarter of 2011 due to the increases in research expenses and performance-based employee costs. Selling, general and administrative expense increased 1% for the nine months ended September 30, 2012, to $42.3 million from $41.7 million during the same period of 2011. Research costs increased $1.1 million and performance-based employee costs increased $1.5 million. During 2011 the Company recorded non-recurring banking fees of $2.5 million attributable to its June 2010 recapitalization.

Marketing expense decreased to $0.4 million for the quarter ended September 30, 2012, from $2.6 million for the quarter ended September 30, 2011. Marketing expenses of $1.7 million for the nine months ended September 30, 2012, decreased $1.8 million from $3.5 million for the nine months ended September 30, 2011. The Company expects its marketing expenses to increase during the fourth quarter of 2012 due to the promotion of its original holiday programming.

Interest expense increased $0.9 million for the three months ended September 30, 2012 as compared to the three months ended September 30, 2011. Interest expense on the Term A and Term B loans was $0.1 million for the three months ended September 30, 2011. Interest expense on the Note was $6.8 million and $8.0 million for the three months ended September 30, 2011 and 2012, respectively. Interest expense on the Term Loan was $2.8 million and $3.0 million for the three months ended September 30, 2011 and 2012, respectively.

Interest expense increased $20.8 million for the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011, due to the 2010 Recapitalization and the treatment of this transaction under troubled debt restructuring accounting.  Interest expense on the Term A and Term B loans was $1.5 million for the nine months ended September 30, 2011. Interest expense on the Note was $6.8 million and $24.1 million for the nine months ended September 30, 2011 and 2012, respectively. Interest expense on the Term Loan was $2.8 million and $9.2 million for the nine months ended September 30, 2011 and 2012, respectively.

The Company recorded income tax provisions of $6.6 million and $22.2 million for the three and nine months ended September 30, 2012. Income tax benefit was $191.7 million and $235.1 million for the three and nine months ended September 30, 2011. During the three and nine months ended September 30, 2011, the Company released $191.8 million and $236.0 million of valuation allowance.

Adjusted EBITDA was $31.3 million for the third quarter of 2012 compared to $23.7 million for the same period last year. Cash provided by operating activities totaled $12.2 million for the third quarter of 2012 compared to $11.9 million for the same period last year. The net income to common shareholders for the quarter ended September 30, 2012, totaled $11.5 million, or $0.03 per share, compared to $163.2 million, or $0.45 per share, in the third quarter of 2011.

Adjusted EBITDA was $99.2 million for the nine months ended September 30, 2012, compared to $74.6 million for the same period last year. Cash provided by operating activities totaled $20.2 million for the nine months ended September 30, 2012, compared to $26.0 million for the same period last year.  Net income to common shareholders for the nine months ended September 30, 2012, totaled $37.2 million, or $0.10 per share, compared to $226.0 million, or $0.63 per share, for the nine months ended September 30, 2011.

Conference Call and Webcast to be Held Thursday, November 1st at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call today at 11:00 a.m., Eastern Time to discuss the results of the third quarter of 2012. Investors and interested parties may listen to the call via a live webcast accessible on the Company’s investor relations page, http://ir.crownmedia.net/, or by dialing (877) 307-0246 (Domestic) or (224) 357-2394 (International) and using the conference number 43915280. For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start of the call. The webcast will be archived on the site, and a telephone replay of the call will be available for 7 days following the call beginning at 1:00 p.m. Eastern Time on Thursday, November 1st at (855) 859-2056  (Domestic) or (404) 537-3406 (International), using the conference number 43915280.

About Crown Media Holdings

Crown Media Holdings, Inc. is the corporate parent for the portfolio of cable networks and related businesses under Crown Media Family Networks. The company currently operates and distributes Hallmark Channel in both high definition (HD) and standard definition (SD) to nearly 87 million subscribers in the U.S. Hallmark Channel is the nation’s leading network in providing quality family programming with an ambitious slate of original TV movies, general entertainment, and an array of home and lifestyle content. Hallmark Channel’s sibling network, Hallmark Movie Channel, is available in 48 million homes in HD and SD. One of America’s fastest-growing cable networks, Hallmark Movie Channel provides family-friendly movies with a mix of classic theatrical films, presentations from the acclaimed Hallmark Hall of Fame library, original Hallmark Channel movies and special events. In addition, Crown Media Family Networks includes the online offerings of HallmarkChannel.com and HallmarkMovieChannel.com.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA. Our calculation of Adjusted EBITDA adds back non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, and other non-cash expenses. For this purpose, restricted stock unit compensation and long term incentive plan expense are treated as non-cash items, although they may result in cash payments during subsequent periods. See “Selected Unaudited

Financial Information” below for a reconciliation to GAAP net income. Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA. The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:

Investors and Press

Crown Media Family Networks

Annie Howell, 212.445.6690

anniehowell@crownmedia.com

# # #

Crown Media Holdings, Inc.

Unaudited Consolidated Income Statement Information

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Advertising	$57,739	$55,953	$186,207	$169,243
Advertising by Hallmark Cards	—	—	1,911	358
Subscriber fees	19,294	18,013	58,952	53,894
Other revenue	22	82	499	298
Total revenue	77,055	74,048	247,569	223,793
Cost of services:
Non-affiliate programming	29,066	31,879	96,322	99,465
Hallmark affiliate programming	651	455	2,068	1,241
Amortization of capital lease	289	289	868	868
Other cost of services	3,013	2,844	9,171	8,158
Total cost of services	33,019	35,467	108,429	109,732
Selling, general and administrative expenses	13,718	13,469	42,342	41,740
Marketing expense	430	2,615	1,669	3,508
Depreciation and amortization	373	345	1,069	1,097
Income from operations before interest and income tax expense	29,515	22,152	94,060	67,716
Interest expense	(11,451)	(10,556)	(34,655)	(13,886)
Income from operations before income tax expense	18,064	11,596	59,405	53,830
Income (provision) tax benefit	(6,566)	191,685	(22,164)	235,093
Net income before gain from sale of discontinued operations	11,498	203,281	37,241	288,923
(Loss) gain from sale of discontinued operations	—	(1)	—	188
Net income	11,498	203,280	37,241	289,111
Income to Preferred Stockholder	—	(40,076)	—	(63,096)
Net income to common stockholders	$11,498	$163,204	$37,241	$226,015
Net income per share - basic	$0.03	$0.45	$0.10	$0.63
Net income per share - diluted	$0.03	$0.45	$0.10	$0.63
Weighted average shares outstanding	359,676	359,676	359,676	359,676

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of September 30,	As of December 31,
	2012	2011

ASSETS

Cash and cash equivalents	$34,436	$35,181
Accounts receivable, less allowance for doubtful accounts of $262 and $181, respectively	69,686	83,798
Programming rights	80,227	98,158
Prepaid program license fees	37,591	11,533
Deferred tax assets	12,000	14,200
Prepaid and other assets	2,159	1,174
Total current assets	236,099	244,044
Programming rights	151,464	154,428
Property and equipment, net	10,881	11,236
Deferred tax assets	203,336	221,800
Debt issuance costs, net	10,749	11,711
Other assets	4,009	1,217
Goodwill	314,033	314,033
Total assets	$930,571	$958,469

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued liabilities	$13,073	$15,391
Audience deficiency reserve	7,073	10,256
Programming rights payable	104,517	135,768
Payables to Hallmark Cards affiliates	12,369	4,051
Interest payable	6,654	17,135
Current maturities of long-term debt	7,300	19,600
Total current liabilities	150,986	202,201
Accrued liabilities	20,093	16,667
Programming rights payable	15,953	8,737
Long-term debt, net of current maturities	480,798	487,368
Total liabilities	667,830	714,973

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Class A common stock, $.01 par value; 500,000,000 shares authorized; 359,675,936 shares issued and outstanding as of both September 30, 2012 and December 31, 2011	3,597	3,597
Paid-in capital	2,064,245	2,082,241
Accumulated deficit	(1,805,101)	(1,842,342)
Total stockholders’ equity	262,741	243,496
Total liabilities and stockholders’ equity	$930,571	$958,469

Crown Media Holdings, Inc.

Selected Unaudited Financial Information

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net income	$11,498	$203,280	$37,241	$289,111
Loss (gain) from sale of discontinued operations	—	1	—	(188)
Subscriber acquisition fee amortization expense	243	298	894	894
Depreciation and amortization	662	634	1,937	1,965
Interest expense	11,451	10,556	34,655	13,886
Income tax provision (benefit)	6,566	(191,685)	22,164	(235,093)
Bank fees	—	—	—	2,500
Long term incentive plan expense	812	607	2,112	1,474
Restricted stock unit compensation	43	(18)	198	28
Adjusted earnings before interest, taxes, depreciation and amortization	$31,275	$23,673	$99,201	$74,577

Programming and other amortization	29,173	31,081	92,790	94,052
Provision for allowance for doubtful account	28	(40)	56	261
Changes in operating assets and liabilities:
Change to program license fees	(24,598)	(20,998)	(69,525)	(108,582)
Change to prepaid program license fees	(6,214)	(2,777)	(26,058)	(14,306)
Change in license fees payable	(1,619)	(3,444)	(23,287)	14,919
Interest paid	(18,787)	(385)	(43,794)	(2,572)
Changes in other operating assets and liabilities, net of adjustments above	2,976	(15,233)	(9,198)	(32,342)
Net cash provided by operating activities	$12,234	$11,877	$20,185	$26,007

Crown Media Holdings, Inc.

Selected Unaudited Cash Flow Statement Information

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net cash provided by operating activities	$12,234	$11,877	$20,185	$26,007
Net cash used in investing activities	(653)	(123)	(981)	(824)
Net cash (used in) provided by financing activities	(823)	2,174	(19,949)	(34,746)
Net increase (decrease) in cash and cash equivalents	10,758	13,928	(745)	(9,563)
Cash and cash equivalents, beginning of period	23,678	7,074	35,181	30,565
Cash and cash equivalents, end of period	$34,436	$21,002	$34,436	$21,002